Exhibit 1.1

CHINA UNICOM LIMITED (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of October 2004.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of October 2004.

Operational Statistics for the month of October 2004 and the comparative figures for the previous month are as follows:-

	October 2004	September 2004

1. CELLULAR BUSINESS:
Aggregated Number of GSM Cellular Service Subscribers	82.476 million	81.579 million
- Post-paid Subscribers	42.067 million	41.650 million
- Pre-paid Subscribers	40.409 million	39.929 million
Aggregated Net Addition in 2004 of GSM Cellular Service Subscribers	9.906 million	9.009 million
- Post-paid Subscribers	2.505 million	2.087 million
- Pre-paid Subscribers	7.401 million	6.922 million
Aggregated Number of CDMA Cellular Service Subscribers	26.518 million	25.832 million
- Post-paid Subscribers	24.603 million	24.019 million
- Pre-paid Subscribers	1.915 million	1.813 million
Aggregated Net Addition in 2004 of CDMA Cellular Service Subscribers	7.573 million	6.887 million
- Post-paid Subscribers	6.623 million	6.039 million
- Pre-paid Subscribers	0.950 million	0.848 million

2. INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
Aggregated Usage Volume in 2004 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	8.2897 billion	7.4526 billion
- Domestic Long Distance	8.1579 billion	7.3344 billion
- International, Hong Kong, Macau & Taiwan Long-Distance	0.1318 billion	0.1182 billion
Aggregated Usage Volume in 2004 of Outgoing Calls of IP Telephone (minutes)	10.9342 billion	9.6461 billion
- Domestic Long Distance	10.8178 billion	9.5436 billion
- International, Hong Kong, Macau & Taiwan Long-Distance	0.1164 billion	0.1025 billion

3. INTERNET SERVICES:
Aggregated Number of Internet Subscribers	13.484 million	13.398 million

Notes:

1.                       All the Aggregated Numbers recorded for the months of September 2004 and October 2004 are aggregated data reported at 24:00 on 30 September 2004 and 31 October 2004 respectively.

2.                       The accounting period of all Aggregated Net Additions in 2004 and all Aggregated Usage Volumes in 2004 for the month of October 2004 is the period commencing from 0:00 on 1 January 2004 to 24:00 on 31 October 2004 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of September and October 2004 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises of:

Executive Directors:	Shang Bing, Tong Jilu, Zhao Le, Lo Wing Yan, William and Ye Fengping
Non-executive Director:	Liu Yunjie
Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Craig O. McCaw (Alternate Director to Craig O. McCaw: C. James Judson) and Cheung Wing Lam, Linus

By Order of the Board CHINA UNICOM LIMITED YEE FOO HEI Company Secretary

Hong Kong, 18 November 2004